                                                                     Exhibit 3.5


                             ARTICLES OF AMENDMENT
                                      OF
                       AMENDED ARTICLES OF INCORPORATION
                                      OF
                       WILSONS THE LEATHER EXPERTS INC.



     The undersigned, Philip S. Garon, Secretary of Wilsons The Leather Experts Inc., a Minnesota corporation (the "Corporation"), hereby certifies that Section 1(a) of Article 3 of the Corporation's Amended Articles of Incorporation has been amended, effective at the close of business on the date of filing of these Articles of Amendment with the Secretary of State of the State of Minnesota (the "Effective Time"), to read in its entirety as follows:


                         ARTICLE 3 - AUTHORIZED SHARES
                         -----------------------------

                     Section 1.  Authorized Capital Stock.
                                 -------------------------

     (a)  Total Number of Shares.
          ----------------------

          The aggregate number of shares of stock which the corporation is authorized to issue is 55,000,000 shares, consisting of 45,000,000 shares of common stock, par value $.01 (the "Common Stock"), of which 22,500,000 shares shall be undesignated as to class, 13,500,000 shares shall be Class A Common Stock ("Class A Common Stock"), 6,750,000 shares shall be Class B Common Stock ("Class B Common Stock") and 2,250,000 shares shall be Class C Common Stock ("Class C Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 (the "Preferred Stock"). The shares of Preferred Stock and Common Stock are sometimes collectively referred to herein as the "capital stock".

The undersigned further certifies (i) that the remainder of the Amended Articles of Incorporation of the Corporation, including Section 1(b) of Article 3, is hereby unchanged, (ii) that such amendment to Section 1(a) of Article 3 has been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes; (iii) that such amendment was adopted pursuant to
Section 302A.402, Subd. 3, of the Minnesota Statutes in connection with a .90-for-one combination of the Corporation's Common Stock; and (iv) that such amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Corporation and will not result in the percentage of authorized shares of any class or series that remains unissued after such combination exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

     The combination giving rise to the amendment set forth above concerns a .90-for-one combination of the Common Stock of the Corporation. Such combination is being effected as follows:

(i) Effective at the Effective Time, each share of Common Stock of each class outstanding immediately prior to the Effective Time shall be combined into and become .90 shares of the same class of Common Stock, par value $.01 per share, that is being combined, all of which shares shall be validly issued, fully paid and nonassessable.

(ii) Upon surrender by a shareholder of a stock certificate or certificates outstanding immediately prior to the Effective Time, together with such other documents, if any, as the Chief Executive Officer or the President of the Corporation may reasonably request on behalf of the Corporation, a stock certificate or certificates representing .90 shares of Common Stock, par value $.01 per share, for each share of Common Stock represented by the stock certificate or certificates so surrendered shall be mailed or delivered after the Effective Time to the holder of record of the Common Stock represented by the surrendered stock certificate or certificates, which shares represented by such stock certificate or certificates so mailed or delivered shall be of the same class as the shares represented by the stock certificate or certificates being surrendered, except as hereinafter provided; provided, however, that until such time as a holder of a stock certificate outstanding immediately prior to the Effective Time surrenders such stock certificate, the stock certificate shall be deemed to represent the number of shares of Common Stock, of the same class previously represented by such stock certificate (except as hereinafter provided), to which such holder would be entitled upon the surrender thereof after giving effect to the reverse stock split and combination. In the event that Common Stock of the Corporation shall be transferred after the Effective Time, the stock certificate or certificates mailed or delivered to the transferee shall reflect the reverse stock split and combination regardless of whether the stock certificate or certificates held by the transferor representing such Common Stock reflected the reverse stock split and combination. In the event that a Conversion (as defined in Section 2(e) of Article 3 of the Corporation's Amended Articles of Incorporation) shall have occurred before the mailing or delivery of a stock certificate or certificates issued upon the surrender of stock certificates outstanding immediately prior to the Effective Time or before the surrender of stock certificates outstanding immediately prior to the Effective Time, the shares represented by the stock certificate or certificates that are mailed or delivered, or that were not surrendered, shall be shares of Common Stock of a single class without class designation.

(iii) Fractional shares of Common Stock resulting from the reverse stock split and combination shall remain outstanding following the Effective Time.



                                                     /s/ Philip S. Garon
                                               ---------------------------------
                                                         Philip S. Garon
M1:0186137.02


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